Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS SECOND QUARTER 2012 RESULTS

Bethpage, N.Y., August 7, 2012 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2012.

Second quarter consolidated net revenues grew 0.5% to $1.697 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 7.2% to $532.4 million and consolidated operating income declined 16.7% to $260.3 million, all compared with the prior year period.

Operating highlights for the second quarter 2012 include:

•	Customer Relationship additions of approximately 7,000.

•	High-Speed Data and Voice customer additions of approximately 25,000 and 23,000, respectively.

•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $155.12, a sequential increase of $2.59 or 1.7%.

•	Cable advertising revenue growth of 8.3%, compared to the prior year period.

Cablevision President and CEO James L. Dolan commented, "We are continuing to invest in our operations to ensure that we are offering the best products and service to our customers.  The value proposition that Cablevision offers is growing as we further expand our WiFi network, enhance the Optimum Online experience and provide a growing list of both on-the-go and HDTV video offerings.  These actions are generating a positive response as evidenced by the 24,000 net new customers we have added during the first half of 2012 and our very strong results in the recent FCC broadband measurement tests.  Our focus on transforming the way we operate has never been stronger."

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the second quarter 2012 rose 0.9% to $1.592 billion, AOCF decreased 7.2% to $580.2 million and operating income decreased 14.3% to $328.7 million, all compared with the prior year period.

Cable Television
Cable Television second quarter 2012 net revenues increased 0.7% to $1.516 billion principally due to continued growth of high-speed data and voice customers, which was partially offset by fewer video customers than during the prior year period.  AOCF decreased 7.9% to $545.7 million and operating income decreased 14.9% to $317.7 million, all compared with the prior year period.  Second quarter 2012 AOCF results reflect modest revenue growth, more than offset by higher operating expenses, primarily programming costs.

The following table illustrates the change in the Cable Television customer base during the second quarter of 2012:

Customer Data
(rounded to nearest thousand)
	Total March 31, 2012	Net Gain/(Loss)	Total June 30, 2012

Customer Relationships(a)	3,628	7	3,635

Video	3,257	-	3,257
High-Speed Data	3,007	25	3,032
Voice	2,399	23	2,422

Serviceable Passings	5,596	17	5,613

(a)	Represents the number of households/businesses that receive at least one of the Company's services.

Optimum Lightpath
For second quarter 2012, Optimum Lightpath net revenues increased 5.2% to $81.1 million, AOCF increased 5.4% to $34.5 million and operating income increased 4.2% to $11.0 million, each as compared to the prior year period.  Second quarter results reflect a 12.3% increase in revenue from Ethernet services and higher operating expenses.

Other
Other principally consists of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Second quarter 2012 net revenues decreased 4.6% to $111.0 million, AOCF deficit improved by 8.0% to a deficit of $47.8 million and operating loss improved 4.1% to a loss of $68.4 million all compared with the prior year period.  Second quarter results reflect the decline of advertising revenues at Newsday and lower revenue at Clearview Cinemas which was more than offset by lower corporate costs.

Other Matters
RETURN OF CAPITAL
On August 1, 2012, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on September 4, 2012 to shareholders of record at the close of business on August 14, 2012.

During the second quarter of 2012, Cablevision repurchased approximately 5.6 million shares of its Class A common stock for approximately $68.4 million.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the Company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 99452918/ Conference call replay number (855) 859-2056/ Conference ID Number 99452918 until August 14, 2012

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011(a)	2012	2011(a)

Revenues, net	$1,697,288	$1,688,681	$3,356,045	$3,343,805

Adjusted operating cash flow	$532,361	$573,455	$1,045,877	$1,128,971
Share-based compensation expense	(13,712)	(13,315)	(24,115)	(25,879)
Restructuring credits (expense)	93	(94)	391	(265)
Operating income before depreciation and amortization	518,742	560,046	1,022,153	1,102,827
Depreciation and amortization (including impairments)	258,403	247,605	511,750	492,788
Operating income	260,339	312,441	510,403	610,039
Other income (expense):
Interest expense, net	(181,317)	(188,295)	(363,148)	(379,379)
Gain on investments, net	42,113	13,312	177,438	72,384
Loss on equity derivative contracts, net	(16,137)	(2,823)	(127,331)	(42,881)
Loss on interest rate swap contracts, net	(183)	(5,497)	(1,828)	(9,686)
Miscellaneous, net	260	238	805	455
Income from continuing operations before income taxes	105,075	129,376	196,339	250,932
Income tax expense	(41,286)	(59,836)	(75,446)	(112,379)
Income from continuing operations	63,789	69,540	120,893	138,553
Income from discontinued operations, net of income taxes	-	18,592	-	53,623
Net income	63,789	88,132	120,893	192,176
Net income attributable to noncontrolling interests	(260)	(288)	(117)	(267)
Net income attributable to Cablevision Systems Corporation stockholders	$63,529	$87,844	$120,776	$191,909

Basic net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.24	$0.25	$0.46	$0.49
Income from discontinued operations	$-	$0.07	$-	$0.19
Net income	$0.24	$0.32	$0.46	$0.68
Basic weighted average common shares (in thousands)	263,428	278,303	265,423	280,203

Diluted net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.24	$0.24	$0.45	$0.48
Income from discontinued operations	$-	$0.06	$-	$0.19
Net income	$0.24	$0.31	$0.45	$0.66
Diluted weighted average common shares (in thousands)	267,482	286,154	270,760	288,674

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$63,529	$69,252	$120,776	$138,286
Income from discontinued operations, net of income taxes	-	18,592	-	53,623
Net income	$63,529	$87,844	$120,776	$191,909

(a)	Operating results of AMC Networks Inc. for the three and six months ended June 30, 2011 are included in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credits (expense).  This adjustment eliminates the credits or (expense) associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Six Months Ended June 30,
	2012	2011(b)

Net cash provided by operating activities(c)	$590,122	$699,592
Less: capital expenditures(d)	(512,469)	(345,298)
Consolidated free cash flow from continuing operations	$77,653	$354,294

(a)	See Non-GAAP Financial Measures on page 3 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of AMC Networks Inc. for the six months ended June 30, 2011 are included in discontinued operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2012	2011(a)	Change

Cable Television	$1,515,702	$1,505,785	0.7%
Optimum Lightpath	81,136	77,098	5.2%
Eliminations(b)	(4,882)	(4,846)	(0.7)%
Telecommunications	1,591,956	1,578,037	0.9%
Other(c)	111,030	116,399	(4.6)%
Eliminations(d)	(5,698)	(5,755)	1.0%
Total Cablevision	$1,697,288	$1,688,681	0.5%

	Six Months Ended June 30,		%
	2012	2011(a)	Change

Cable Television	$3,004,584	$2,992,689	0.4%
Optimum Lightpath	160,669	154,366	4.1%
Eliminations(b)	(9,922)	(9,878)	(0.4)%
Telecommunications	3,155,331	3,137,177	0.6%
Other(c)	211,988	217,987	(2.8)%
Eliminations(d)	(11,274)	(11,359)	0.7%
Total Cablevision	$3,356,045	$3,343,805	0.4%

(a)	Revenues of AMC Networks Inc. for the three and six months ended June 30, 2011 are included in discontinued operations.
(b)	Represents intra-segment revenues.
(c)	Represents results from Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp., and certain other items.
(d)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (cont’d)
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2012	2011(a)	Change	2012	2011(a)	Change

Cable Television	$545,702	$592,689	(7.9)%	$317,736	$373,174	(14.9)%
Optimum Lightpath	34,460	32,696	5.4%	11,000	10,552	4.2%
Telecommunications	580,162	625,385	(7.2)%	328,736	383,726	(14.3)%
Other(b)	(47,801)	(51,930)	8.0%	(68,397)	(71,285)	4.1%
Total Cablevision	$532,361	$573,455	(7.2)%	$260,339	$312,441	(16.7)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2012	2011(a)	Change	2012	2011(a)	Change

Cable Television	$1,080,044	$1,174,597	(8.0)%	$629,717	$738,489	(14.7)%
Optimum Lightpath	67,179	65,191	3.0%	21,618	21,461	0.7%
Telecommunications	1,147,223	1,239,788	(7.5)%	651,335	759,950	(14.3)%
Other(b)	(101,346)	(110,817)	8.5%	(140,932)	(149,911)	6.0%
Total Cablevision	$1,045,877	$1,128,971	(7.4)%	$510,403	$610,039	(16.3)%

(a)	Operating results of AMC Networks Inc. for the three and six months ended June 30, 2011 are included in discontinued operations.
(b)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp. and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	June 30, 2012	March 31, 2012	June 30, 2011

(in thousands)
Customer Relationships(a)	3,635	3,628	3,637
Video Customers	3,257	3,257	3,283
High-Speed Data Customers	3,032	3,007	2,928
Voice Customers	2,422	2,399	2,304

Serviceable Passings (in thousands)(b)	5,613	5,596	5,557

Penetration
Customer Relationships to Serviceable Passings	64.8%	64.8%	65.5%
Video Customers to Serviceable Passings	58.0%	58.2%	59.1%
High-Speed Data Customers to Serviceable Passings	54.0%	53.7%	52.7%
Voice Customers to Serviceable Passings	43.1%	42.9%	41.5%

Revenues for the three months ended (dollars in millions)

Video(c)	$879	$868	$888
High-Speed Data	344	338	332
Voice	224	222	221
Advertising	43	35	40
Other(d)	26	26	25
Total Cable Television Revenue	$1,516	$1,489	$1,506

Average Monthly Cable Television Revenue per Customer Relationship (“RPC”)(e)	$139.14	$137.12	$137.68

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (f)	$155.12	$152.53	$152.36

(a)	Represents the number of households/businesses that receive at least one of the Company's services.
(b)	Includes residential and commercial passings.
(c)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(d)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(e)	RPC is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of customer relationships for the quarter.
(f)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

June 30, 2012

Cash and cash equivalents	$337,945

Credit facility debt	$5,136,110
Senior notes and debentures	5,367,089
Collateralized indebtedness	515,635
Capital lease obligations and other	62,332
Debt	$11,081,166

LEVERAGE

Debt	$11,081,166
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	515,635
Cash and cash equivalents	337,945
Net debt	$10,227,586

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	4.8	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.6	x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.6	x
Cablevision senior notes leverage ratio(e)(f)	5.0	x
Bresnan leverage ratio(g)	6.5	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the second quarter 2012 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.1 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.1 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.1 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)
Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC credit facility debt agreement and senior notes indentures.  The annualized AOCF (as defined) used in the leverage ratio is $154.4 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended June 30,
	2012	2011

Consumer premise equipment	$92,649	$53,115
Scalable infrastructure	111,074	66,024
Line extensions	10,250	11,024
Upgrade/rebuild	7,064	8,867
Support	40,346	36,167
Total Cable Television	261,383	175,197
Optimum Lightpath	23,220	25,181
Total Telecommunications	284,603	200,378
Other(a)	11,769	13,906
Total Cablevision	$296,372	$214,284

	Six Months Ended June 30,
	2012	2011

Consumer premise equipment	$153,068	$105,673
Scalable infrastructure	168,187	94,928
Line extensions	18,151	19,584
Upgrade/rebuild	20,729	13,052
Support	79,460	48,997
Total Cable Television	439,595	282,234
Optimum Lightpath	48,875	43,339
Total Telecommunications	488,470	325,573
Other(a)	23,999	19,725
Total Cablevision	$512,469	$345,298

(a)	Other includes Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and Corporate.